EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2023, with respect to the consolidated financial statements included in the Annual Report of Distribution Solutions Group, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of the said report in the Registration Statements of Distribution Solutions Group, Inc. on Form S-3 (File No. 333-231671) and Forms S-8 (File Nos. 333-199243 and 333-231672).

/s/ GRANT THORNTON LLP

Los Angeles, California
March 14, 2023